UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 North McCarthy Blvd.
Milpitas, CA 95035
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (669) 900-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers.

As previously disclosed on October 28, 2015, Silicon Graphics International Corp. (the “Company”) announced the retirement of Robert J. Nikl, Chief Financial Officer (CFO) and Executive Vice President of Finance effective October 30, 2015 upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 25, 2015.  Concurrently, the Company also announced the appointment of Mekonnen (Mack) Asrat to the position of Senior Vice President, Finance and CFO.

On October 30, 2015, the Compensation Committee of the Company’s Board of Directors approved compensation changes for Mr. Asrat effective November 2, 2015 as follows:

Base Salary

The Compensation Committee adjusted Mr. Asrat’s yearly base salary to $300,000.

Short Term Incentive Plan

The Compensation Committee adjusted Mr. Asrat’s fiscal 2016 short-term incentive plan, the Performance for Results Bonus, target to 70% of yearly base salary, or $210,000.  The terms of the Performance for Results Bonus Plan as previously disclosed remained unchanged.

Long Term Incentive Plan

As previously disclosed, the Compensation Committee determined that a mix of 75% time-based restricted stock unit (“RSU”) awards and 25% performance-based restricted stock unit (“PSU”) awards should be granted to the Company’s executive officers as a long-term incentive; and, accordingly, on October 30, 2015 approved 56,250 RSUs and 18,750 PSUs to be granted to Mr. Asrat for fiscal 2016.  The RSUs and PSUs have a grant date of November 2, 2015.  The RSUs vests over four years, with 25% of the underlying shares vesting upon the first anniversary of the date of grant and an additional 6.25% of the underlying shares vesting quarterly thereafter, subject to continuous service through each vesting date.  Mr. Asrat’s PSUs will be eligible to be earned upon achievement of certain performance criteria following the completion of the Company’s audited financials for fiscal 2016 and approval of the Compensation Committee.  The PSUs, if earned, will vest as to 25% of the PSU award upon the one-year anniversary of Mr. Asrat’s role as CFO and his continuous service as an employee, and an additional 6.25% of such PSU award will vest for each three months of continuous service as an employee or consultant thereafter.  The number of PSU shares may be increased or decreased depending on the level of attainment by the Company of the performance metrics established by the Compensation Committee.  In order for the full amount of PSU shares to be earned, the Company must meet metrics related to (i) total stockholder return (50% weighting) and (ii) two strategic objectives related to top line revenue and gross margin (50% weighting).  Achievement of the aforementioned performance criteria results in a vesting percentage determined in accordance with a payout matrix.  At attainment of 50% or below, PSU vesting would be 0%.  At 75% attainment, vesting would be 50%.  At 100% attainment, vesting would be 100%.  Attainment at 125% and above would result in 150% vesting.  If the conditions for initial vesting of the PSUs are met, the remaining portion of the PSU grant would vest in twelve equal, successive quarterly installments over an additional three years, subject to continuous service through each vesting date.

Separation and Change in Control Arrangements

The Compensation Committee also approved an amended and restated offer letter between Mr. Asrat and the Company, which provides that in the event the Company terminates Mr. Asrat’s employment without “cause” or if Mr. Asrat terminates his employment for “good reason” as such terms are defined in Mr. Asrat’s amended and restated offer letter, Mr. Asrat will be entitled to receive severance payments equal to twelve months of his base salary, the full amount of his annual performance bonus at target, the prorated amount of his annual performance bonus at target for the year in which the termination occurred and twelve months of continued medical benefits for him and for his covered dependents.  The base salary portion of these payments will be paid in twenty-six equal installments over a period of twelve months as part of the Company’s normal payroll schedule. Mr. Asrat’s entitlement to continued medical benefits would cease if Mr. Asrat becomes eligible for group health insurance coverage through a new employer.  Mr. Asrat’s entitlement to these severance payments is conditioned upon Mr. Asrat executing and allowing to become effective a release of all claims in a form satisfactory to the Company, and will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to the Company following termination.

Additionally, pursuant to Mr. Asrat’s amended and restated offer letter, if within twelve months following a change in control Mr. Asrat’s employment is terminated without “cause” or if Mr. Asrat resigns for “good reason” (as such terms are defined in his amended and restated offer letter) and if Mr. Asrat signs and allows to become effective a release of all claims, then all of Mr. Asrat’s outstanding unvested stock options and restricted stock unit awards will accelerate and become fully vested as of the close of the change in control.  Mr. Asrat also will continue to be eligible for the severance payments set forth above, with such payments to be paid in one lump sum. Mr. Asrat’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to the Company following termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: November 5, 2015	By: /s/ Jorge L. Titinger
Jorge L. Titinger
Chief Executive Officer and President